UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 27, 2007

OPTi Inc.

(Exact name of registrant as specified in its charter)

California

(State or Other Jurisdiction of Incorporation)

0-21422	77-0220697
(Commission File Number)	(IRS Employer Identification Number)

3430 W. Bayshore Road

Palo Alto, California 94043

(Address of principal executive offices including zip code)

(650) 213-8550

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

SIGNATURES

Item 7.01.	Regulation FD Disclosure.

On November 27, 2007, OPTi Inc. (the “Company”) held its 2007 Annual Meeting of Shareholders (“Annual Meeting”). All proposals submitted to the Company’s shareholders were approved, including the reelection of the Company’s four directors for a one year term.

In the informal portion of the Annual Meeting, representatives of the Company discussed, among other things, the status of various legal proceedings of the Company, including the following:

•

The Company provided an update on the status of the Company’s arbitration proceeding against NVIDIA Corporation, which the Company previously initiated in the belief that NVIDIA has breached the terms of the license agreement between NVIDIA and OPTi, dated August 3, 2006. The Company disclosed that the arbitrator had been selected and that the Company was seeking damages through the arbitration in the range of $7 million to $9 million. The Company also disclosed that it currently expects to learn the outcome of the arbitration in the next six months, and that it estimates there is an 80% chance of the Company receiving a favorable outcome in the arbitration. The Company also explained that it expects the resolution of this arbitration proceeding is the only definitive outcome for any of its legal proceedings that it currently anticipates receiving through the period ending on June 30, 2008.

•

The Company provided an update on the status of the Company’s patent infringement lawsuit in the United States District Court for the Eastern District of Texas against Apple Inc. (“Apple”) for infringement of three U.S. patents. The three patents at issue in the lawsuit are U.S. Patent No. 5,710,906, U.S. Patent No. 5,813,036 and U.S. Patent No. 6,405,291; all entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses” (the “Predictive Snooping Patents”). The Company disclosed that it expected to have a Markman hearing in the case in the fall of 2008.

•

The Company provided an update on the status of the Company’s patent infringement lawsuit in the United States District Court for the Eastern District of Texas against Advanced Micro Devices for infringement of the Predictive Snooping Patents. The Company disclosed that it expected to have a Markman hearing in the case in July, 2008.

•

The Company provided an update on the status of the Company’s patent infringement lawsuit in the United States District Court for the Eastern District of Texas against eight companies for infringement of two U.S. patents. The two patents at issue in the lawsuit are U.S. Patent No. 5,944,807 and U.S. Patent No. 6,098,141, both entitled “Compact ISA-Bus Interface” (the “LPC Patents”). The complaint alleges that Advanced Micro Devices, Atmel Corporation, Broadcom Corporation, Renesas Technology America, Inc., Silicon Storage Technology, Inc., SMSC, STMicroelectronics and VIA Technologies, Inc. have infringed the LPC Patents by making, selling, and offering one or more of the following products: core logic chipsets, Super I/O devices, Trusted Platform Modules, certain flash memory devices, certain I/O controllers and other semiconductor products incorporating Compact ISA-Bus Interface technology. The Company also disclosed that the Company was in discussion with one of the litigants regarding a possible settlement.

•

The Company explained that it believes that multiple companies are possible targets for future lawsuits for infringement of the LPC Patents. The Company expects to file new cases during the first half of 2008.

The Company also provided an update on its plans for the use of cash provided by future revenues. The Company indicated that it preferred to retain a cushion of $9 million to $10 million in cash. The Company also indicated that it would consider returning monies to shareholders in the form of a dividend or conducting a stock repurchase.

Information set forth in this Current Report on Form 8-K (as well as the information disclosed at the Annual Meeting) constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties it believes are infringing its patents to settle its claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to the Company’s intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form 10-K and 10-Q filings with the Securities and Exchange Commission.

The information in this Current Report on Form 8-K is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information in the Report that is required to be disclosed solely by Regulation FD. The registrant does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the registrant’s expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2007

OPTi Inc.

By:	/s/ Michael Mazzoni
Michael Mazzoni
Chief Financial Officer